Filed pursuant to Rule 424(b)(3)
File No. 333-263425

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 24, 2022, as supplemented)

Breakwave Dry Bulk Shipping ETF

This supplement is to the prospectus (the “Prospectus”) of ETF Managers Group Commodity Trust I (the “Trust”) dated March 24, 2022, which relates to shares (the “Shares”) issued by the Breakwave Dry Bulk Shipping ETF (the “Fund”), a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-263425. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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Effective October 26, 2022, Matthew J. Bromberg replaced Reshma A. Tanczos as Chief Compliance Officer of the Sponsor. Accordingly, all references to Reshma A. Tanczos are deleted and replaced by Matthew J. Bromberg. In addition, the biography for Matthew J. Bromberg on page 28 of the Prospectus is revised to read as follows:

Matthew J. Bromberg. Mr. Bromberg has been General Counsel of ETFMG since April 1, 2020, and Chief Compliance Officer of the Sponsor since October 26, 2022. He was listed as a principal, as that term is defined in CFTC Rule 3.1, of the Sponsor on October 21, 2020. In these roles, Mr. Bromberg has responsibilities for all legal affairs of ETFMG’s and the Sponsor’s business, as well as implementation of the Sponsor’s compliance program. Mr. Bromberg has been General Counsel of ETF Managers Group LLC, an affiliate of ETFMG and the Sponsor, since April 1, 2020, and Chief Compliance Officer of ETF Managers Group LLC since October 26, 2022. He was listed as a principal of ETF Managers Group LLC on March 10, 2022. He was a Partner at the law firm Dorsey & Whitney LLP from September 2019 through March 2020, where he counseled clients on investment management and financial services matters. He was also General Counsel of Millington Securities, Inc. and WBI Investments, Inc., registered investment advisers, from February 2016 to September 2019 and a Partner at the law firm Reed Smith LLP from August 2015 through January 2016.

In addition, Devin L. Ryder is no longer a Portfolio Manager and principal of the Sponsor. Accordingly, all references to Devin L. Ryder are deleted from the Fund’s Prospectus. Bryan Masucci is added to the list on page 27 of the Prospectus of individual principals, as that term is defined in CFTC Rule 3.1, of the Sponsor.

The date of this prospectus supplement is October 28, 2022